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                                                                     EXHIBIT 5.2

                                 [Letterhead of]

                       SCHNADER HARRISON SEGAL & LEWIS LLP
                              [Philadelphia Office]

                                 March 18, 2005

Ira M. Dansky, Esq.
Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018

                  RE:      JONES APPAREL GROUP, INC.
                           JONES APPAREL GROUP USA, INC.
                           REGISTRATION STATEMENT ON FORM S-4

Dear Mr. Dansky:

                  As special counsel to Jones Apparel Group, Inc., a Pennsylvania corporation and Jones Apparel Group USA, Inc., a Pennsylvania corporation (together, the "Jones Companies"), we have been requested to render this opinion in connection with the Jones Companies' Registration Statement on Form S-4 (the "Registration Statement"), which was filed with the Securities and Exchange Commission (the "SEC") on February 25, 2005, under the Securities Act of 1933, as amended.

                  The Registration Statement relates to the proposed offer to exchange (the "Exchange Offer") up to $750,000,000 aggregate principal amount of new 4.250% Senior Notes due 2009, 5.125% Senior Notes due 2014 and 6.125% Senior Notes due 2034 (the "Exchange Notes"), which will be freely transferable, for any and all outstanding 4.250% Senior Notes due 2009, 5.125% Senior Notes due 2014, and 6.125% Senior Notes due 2034 issued in a private offering by the Jones Companies on November 22, 2004 (the "Restricted Notes"), which have certain transfer restrictions.

                  For purposes of this opinion we have examined the Registration Statement; the Consents of the Board of Directors of Jones Apparel Group, Inc. dated November 10, 2004 and Jones Apparel Group USA, Inc. dated November 17, 2004; the Indenture dated November 22, 2004, among the Jones Companies and SunTrust Bank, as trustee (the "Trustee") (the "Indenture"); and such other documents as we deem necessary for the purpose of rendering this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

                  As special counsel to the Jones Companies, we are not necessarily familiar with all of the Jones Companies' affairs. As a further basis for this opinion, we have made such
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Ira M. Dansky, Esq.
March 18, 2005
Page 2

inquiry of the Jones Companies as we have deemed necessary or appropriate for the purpose of rendering this opinion.

                  Based on the foregoing, we are of the opinion that the Exchange Notes have been duly authorized and when executed and authenticated in accordance with the provisions of the Indenture and the Exchange Offer, will constitute valid and binding obligations of each of the Jones Companies enforceable in accordance with their terms, and will be entitled to the benefits of the Indenture and that the Indenture has been duly authorized, executed and delivered by the Jones Companies. In expressing the opinion set forth in this letter, we have assumed that the form of the Exchange Notes will conform to that included in the Indenture.

                  Our opinion set forth in this letter is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceedings at law or in equity, including with respect to certain covenants and provisions of the Indenture, where the Trustee's enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate a creditor's or secured party's implied covenant of good faith and fair dealing or would be commercially unreasonable. Enforceability of the Indenture may also be limited to the extent that remedies are sought for a breach that a court concluded is immaterial or does not affect the Trustee.

                  We are members of the Bar of the Commonwealth of Pennsylvania and do not hold ourselves out as being experts on laws other than the laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

                  This opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein. And we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in law which may hereafter occur.

                  This opinion is furnished for your benefit and the benefit of the holders of the Exchange Notes referred to in the Registration Statement and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.

                  We hereby consent to the reference to this Firm under the heading "Legal Matters" in the Registration Statement and in the related Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.
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Ira M. Dansky, Esq.
March 18, 2005
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                                    Sincerely

                                    /s/ Schnader Harrison Segal & Lewis LLP

                                    SCHNADER HARRISON SEGAL & LEWIS LLP